Exhibit (a)(11)
DWS INTERNATIONAL FUND, INC.

ARTICLES OF AMENDMENT
(CHANGING NAME OF CORPORATION PURSUANT TO SECTION 2-605(A)(1)
CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2))

DWS International Fund, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article FIRST, Section 1.1 of the Charter of the Corporation is hereby amended to read as follows:

“NAME: The name of the corporation is:

Deutsche International Fund, Inc.”

SECOND:  The Charter of the Corporation is hereby amended to provide that shares of authorized capital stock of the Corporation currently designated as (i) the “DWS  Emerging Markets Equity Fund” series is hereby changed to and redesignated as the “Deutsche Emerging Markets Equity Fund” series; (ii) the “DWS Global Equity Fund” series is hereby changed to and redesignated as the “Deutsche Global Equity Fund” series; (iii) the “DWS International Fund” series is hereby changed to and redesignated as the “Deutsche International Fund” series; (iv) the “DWS International Value Fund” series is hereby changed to and redesignated as the “Deutsche International Value Fund” series; (v) the “DWS Latin America Equity Fund” series is hereby changed to and redesignated as the “Deutsche Latin America Equity Fund” series; and (vi) the “DWS World Dividend Fund” series is hereby changed to and redesignated as the “Deutsche World Dividend Fund” series.

THIRD:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock changed and redesignated pursuant to Article SECOND above are not changed by these Articles of Amendment.

FOURTH:  A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on July 10, 2013, adopted resolutions approving the amendments to the Charter of the Corporation as described above.  The amendments are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH:  These Articles of Amendment shall become effective on August 11, 2014.

[signatures begin on next page]

IN WITNESS WHEREOF, DWS International Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 10th day of July 2014; and its Vice President acknowledges that these Articles of Amendment are the act of DWS International Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	DWS INTERNATIONAL FUND, INC.

/s/Hepsen Uzcan                                                                           /s/John Millette
Hepsen Uzcan                                                                               John Millette
Assistant Secretary                                                                       Vice President